SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 14A
                               (RULE 14a-101)

                          SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of the
            Securities Exchange Act of 1934 (Amendment No. ___)

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                              TAB PRODUCTS CO.
              (Name of Registrant as Specified in Its Charter)

                          THADDEUS S. JAROSZEWICZ
  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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                    LETTER TO TAB PRODUCTS STOCKHOLDERS




                          THADDEUS J. JAROSZEWICZ
                       c/o Hamilton Sorter Co., Inc.
                           3158 Production Drive
                           Fairfield, Ohio 45014


October 5, 2001


Dear Tab Stockholder:

The October 16 Annual Meeting of Stockholders is now only days away, and this could be your last opportunity to cast your vote in support of a sale of Tab at a premium purchase price. As you know, my nominees are committed to selling Tab at a price of $5 per share in cash to our affiliate - or to any other purchaser willing to pay more. We commit to you that if our $5 per share cash offer is not the best value obtainable for your shares, Tab will be sold to a higher bidder.

               ISS RECOMMENDS VOTING FOR MY SLATE OF NOMINEES

Institutional Shareholder Services (ISS), America's leading independent proxy voting advisory firm, has recommended to its clients that they vote "FOR" my slate of six nominees. ISS, which makes voting recommendations to hundreds of professional money managers and institutions, has urged stockholders to vote "FOR" my nominees on my BLUE proxy card and to discard Tab's white proxy card.

In its carefully researched written report dated October 4, 2001, ISS stated:

         "...we [ISS] believe that the [Jaroszewicz] slate of director nominees should be supported."

         "From a financial perspective, there is no dispute that Tab's long-term performance has been dismal."

         "...adequate time has passed for Tab's board to guide management in the right direction to improve shareholder value."

         "Overall, we believe the [Jaroszewicz group] has a stronger case. At the revised price of $5 per share, the [Jaroszewicz group] offer represents a substantial premium to the market value of Tab's shares."

         "The revised offer price[of $5 per Tab share] represents a 111-percent premium to Tab's market price the day before the first offer[by the Jaroszewicz group]..."

We welcome this independent recommendation which confirms what we have been saying all along - that the current Tab Board has been unable or unwilling to make the hard decisions needed in order to make Tab profitable, and that the best choice for stockholders is to vote "FOR" my slate of nominees committed to obtaining a premium purchase price for all stockholders.

                           IT'S TIME FOR A CHANGE

At least three of the Company's directors have served on the board since 1996. The Company's Chairman has been a member of Tab's Board since 1992. During their tenure, these board members have overseen five different CEOs.

Tab's per share stock price has plunged from $13.81 in early May 1998 to only $2.38 on January 26, 2001, the day before we made our initial cash merger proposal. This represents a decline in market value of 82.8% in a period of only 33 months.

In the words of the ISS report:

         "ISS believes that these directors have failed in the past to put pressure on management to improve the company's financial performance and to act on behalf of the shareholders." (emphasis added)

                     PROTECT YOUR INVESTMENT - ACT NOW!

By acting now, you can determine the future value of your investment in Tab. The choice, as we see it, is clear. You can elect a new Board of Directors that has pledged to sell Tab for the greatest available value, so that you can receive a premium purchase price for your shares. The alternative, unfortunately, is to continue with the current Board which believes that the best course of action for the Company is to pursue a plan that aims to create no profits during this fiscal year.

If my nominees are not elected, we will consider withdrawing our merger proposal. Without our $5 per share merger proposal, we would not be at all surprised if the value of Tab shares retreats to the values of early this year, before we made our first proposal to acquire Tab.

Time is short and you need to act now. Please sign and date your BLUE proxy card today, and return it in the enclosed postage paid envelope. If you have any questions or need assistance in voting your shares, please call the firm assisting me in the solicitation of proxies, Morrow & Co., Inc., toll free at (800) 607-0088.

I thank you for your careful attention.

Sincerely,

/s/ THADDEUS S. JAROSZEWICZ

Thaddeus S. Jaroszewicz


              Sign, date and return the BLUE proxy card today.



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                                 IMPORTANT
                                 ---------

1. Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed BLUE proxy card today. Please vote each BLUE proxy card you receive since each account must be voted separately.

2.    We urge you NOT to sign any White proxy card sent to you by Tab.

3. Even if you have sent a White proxy card to Tab, you have every right to change your vote. You may revoke that proxy by signing, dating and mailing the enclosed BLUE proxy card in the enclosed envelope. Only your latest dated proxy counts.

4. If your shares are held in the name of a bank, broker or other nominee, please direct the party responsible for your account to vote the BLUE proxy card.

     If you have any questions on how to vote your shares, please call our proxy solicitor:

                     MORROW & CO. at (800) 607 - 0088.
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